Exhibit 99.1

Olema Oncology Announces Clinical Trial Collaboration and Supply Agreement with Bayer to Evaluate OP-3136 in Combination with NUBEQA® (darolutamide) in Metastatic Castration-Resistant Prostate Cancer

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Study to evaluate OP-3136, Olema’s novel KAT6 inhibitor, in combination with darolutamide in approximately 36 patients; expected to initiate in H2 2026
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First clinical collaboration for OP-3136; results to inform combination strategy in metastatic prostate cancer setting

SAN FRANCISCO, May 26, 2026 (GLOBE NEWSWIRE) -- Olema Pharmaceuticals, Inc. (“Olema” or “Olema Oncology”, Nasdaq: OLMA), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of targeted therapies for breast cancer and beyond, today announced a clinical trial collaboration and supply agreement with Bayer AG (“Bayer”) to evaluate OP-3136, Olema’s investigational lysine acetyltransferase 6 (KAT6) inhibitor, in combination with NUBEQA® (darolutamide), Bayer’s androgen receptor inhibitor, in patients with metastatic castration-resistant prostate cancer (mCRPC). The Phase 1b/2 study is designed to assess the safety, tolerability, and preliminary anti-tumor activity of OP-3136 in combination with darolutamide in approximately 36 patients with mCRPC.

“We are very pleased to partner with Bayer to explore the combination of OP-3136 with darolutamide in metastatic castration-resistant prostate cancer, which is an aggressive disease characterized by poor clinical outcomes,” said Sean P. Bohen, M.D., Ph.D., President and Chief Executive Officer of Olema Oncology. “This agreement represents the first clinical collaboration for OP-3136 and builds upon our ongoing Phase 1/2 study of this novel KAT6 inhibitor as a monotherapy in multiple solid tumor types and in combination with fulvestrant and palazestrant in ER+/HER2- metastatic breast cancer. We look forward to advancing OP-3136 in combination with darolutamide in the clinic as we work to bring better medicines to patients living with cancer.”

Under the terms of the agreement, Bayer will supply darolutamide for use in the Phase 1b/2 study and Olema will lead the conduct of the study. All clinical data and inventions related to the combined use of OP-3136 and darolutamide will be jointly owned. Olema will maintain full global commercial and marketing rights to OP-3136.

As previously announced, Olema will present initial clinical data from the Phase 1 study of OP-3136 in a poster presentation on May 30, 2026 at the American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, Illinois.

About Olema Oncology
Olema Oncology is a clinical-stage biopharmaceutical company committed to transforming the standard of care and improving outcomes for patients living with breast cancer and beyond. Olema is advancing a pipeline of novel therapies by leveraging our deep understanding of endocrine-driven cancers, nuclear receptors, and mechanisms of acquired resistance. Our lead product candidate, palazestrant (OP-1250), is a proprietary, orally available complete estrogen receptor

(ER) antagonist (CERAN) and a selective estrogen receptor degrader (SERD), currently in two Phase 3 clinical trials. In addition, Olema is developing OP-3136, a potent lysine acetyltransferase 6 (KAT6) inhibitor, now in a Phase 1 clinical study. Olema is headquartered in San Francisco and has operations in Cambridge, Massachusetts. For more information, please visit www.olema.com.

About OP-3136

OP-3136 is a novel, orally available small molecule that potently and selectively inhibits lysine acetyltransferase 6 (KAT6), an epigenetic target that is dysregulated in breast and other cancers. In preclinical studies, OP-3136 has demonstrated significant anti-proliferative activity in ER+ breast cancer models and is combinable and synergistic with endocrine therapies including palazestrant and cyclin-dependent kinase 4/6 (CDK4/6) inhibitors. The Investigational New Drug (IND) application for OP-3136 was cleared by the U.S. Food and Drug Administration (FDA) in December 2024 and patients are currently enrolling in the Phase 1 clinical study.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “could,” “expect,” “goal,” “intend,” “may,” “on track,” “potential,” “upcoming,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to potential benefits of the collaboration between Olema and Bayer, including the evaluation of OP-3136 in combination with darolutamide for the treatment of metastatic castration-resistant prostate cancer; the initiation, progress, design, and timing of the planned Phase 1b/2 clinical study; the potential of OP-3136 as a novel KAT6 inhibitor, including as a monotherapy and in combination with other therapies; the potential therapeutic effects and clinical benefits of OP-3136, alone or in combination, in multiple solid tumor types; Olema’s ability to successfully conduct the clinical study and advance OP-3136 in the clinic; and the potential for OP-3136, alone or in combination, to provide improved treatment options or outcomes for patients living with cancer. Because such statements deal with future events and are based on Olema’s current expectations, they are subject to various risks and uncertainties, and actual results, performance, or achievements of Olema could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those discussed in the section titled “Risk Factors” in Olema’s Annual Report on Form 10-K for the year ended December 31, 2025, and future filings and reports that Olema makes from time to time with the U.S. Securities and Exchange Commission. Except as required by law, Olema assumes no obligation to update these forward-looking statements, including in the event that actual results differ materially from those anticipated in the forward-looking statements.

Media and Investor Relations Contact
Courtney O’Konek
Vice President, Corporate Communications
Olema Oncology
media@olema.com